Exhibit (i)(2)

CONSENT OF SHEARMAN & STERLING LLP

We hereby consent to the reference to our firm included in the prospectus and statement of additional information of Spartan Money Market Fund, Spartan U.S. Government Money Market Fund and Spartan U.S. Treasury Money Market Fund of Fidelity Hereford Street Trust filed as part of this Post-Effective Amendment No. 17 to the Registration Statement (File Nos. 033-52577 and 811-07139) and to the use of our opinion of counsel, incorporated by reference to Exhibit (i) to Post-Effective Amendment No. 16 to the Registration Statement on Form N-1A (File Nos. 033-52577 and 811-07139).

/s/Shearman & Sterling LLP

Shearman & Sterling LLP

New York, NY

June 25, 2004